                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-38688


                           PROSPECTUS SUPPLEMENT NO. 2
                      (TO PROSPECTUS DATED OCTOBER 4, 2000)


                                  [COVAD LOGO]


                        COVAD COMMUNICATIONS GROUP, INC.
                                5,013,486 SHARES
                                  COMMON STOCK

                                 --------------

       This Prospectus Supplement No. 2 reflects an update of information contained in the Prospectus which was filed with the Securities and Exchange Commission on October 4, 2000. This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus dated October 4, 2000, and the Prospectus Supplement No. 1 dated October 18, 2000. This Prospectus Supplement No. 2 is qualified by reference to the Prospectus and the Prospectus Supplement No. 1 except to the extent that the information contained in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus and the Prospectus Supplement No. 1.

       THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT NO. 2 IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       Selling shareholders will use this Prospectus Supplement No. 2, together with the Prospectus dated October 4, 2000 and the Prospectus Supplement No. 1 dated October 18, 2000 in connection with offers and sales of shares to the public.
























        The date of this Prospectus Supplement No. 2 is November 1, 2000.


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RECENT DEVELOPMENTS

       On November 1, 2000, we announced the resignation of Robert E. Knowling as Chairman, Chief Executive Officer and President. The Board of Directors named Frank Marshall as the company's interim Chief Executive Officer, and Charles McMinn, a Covad founder and former CEO, as Chairman of the Board of Directors, to replace Robert Knowling in these roles. The appointments were made during the company's regularly scheduled board meeting and are effective immediately.

       Charles McMinn, 48, returns to the Chairman role he held with Covad from 1997 to 1999. Mr. McMinn was one of Covad's founders and the CEO of the company from 1996 until Knowling's appointment in 1998. McMinn will oversee strategic operations and Covad's relationship with the financial community. McMinn has over 20 years of experience in creating, financing, operating and advising high technology companies. He is currently the Chairman, CEO and a co-founder of Certive Corporation, a provider of outsourced services to small businesses over DSL lines. Covad is a strategic investor in Certive. As part of his return, McMinn will remain Chairman of Certive while resigning his CEO role to focus on Covad. McMinn also serves on the Board of Directors of Lumenare Networks.

       Prior to founding Covad, McMinn managed his own consulting firm Cefac Consulting, which focused on strategic advice for IT and communications businesses. He was the first President & CEO of Visioneer Communications and was a general partner at the venture capital firm, InterWest Partners, where he served on the boards of several firms. McMinn holds a B.S.E.E. from Brown University, a M.S.E.E. from Syracuse University and a MBA from Harvard University.

       Frank Marshall, 53, has served as a director of Covad since 1997. Marshall will lead Covad's senior management team as interim CEO and will drive the company's day-to-day operations. Covad's board of directors is initiating an executive search for a chief executive officer of the company.

       Marshall was previously Vice President, General Manager of Cisco Systems Core Business Unit and responsible for Cisco's high-end 7000 series routers. Prior to his general management duties, he served for three years as Vice President of Engineering at Cisco. Prior to Cisco, Marshall spent 10 years at Convex Computer Corporation where he served as the founding VP of engineering and in a number of senior management positions.

     Marshall received a B.S.E.E. degree from Carnegie-Mellon University and a M.S.E.E. from the University of California. Marshall also serves on the board of directors of two additional public companies, PMC Sierra and Vina Technologies as well as several private companies.